Exhibit 99

	For Release: Contact:	June 22, 2011 Amy Rutledge Communications Manager 218-723-7400 arutledge@mnpower.com
NEWS

Minnesota Power accelerates timing of new wind project in North Dakota

Duluth, Minn.—Minnesota Power, an ALLETE company, has accelerated its plans to build a third wind energy project in North Dakota, citing a competitive turbine market, federal production tax credits and regulatory support as factors for moving up its timeline.

The Company submitted a plan to the Minnesota Public Utilities Commission this week to build a 105 Megawatt, $157 million, wind farm in Oliver and Morton Counties in central North Dakota. The 35 turbine Bison 3 project will be constructed in the same proximity as the Company’s Bison 1 and 2 wind projects.  Coupled with the Company’s scheduled biomass and current wind projects, Bison 3 will move the Company further toward its goal of achieving the State of Minnesota’s mandate of 25 percent renewable energy by 2025.

In approving Minnesota Power’s long-term resource plan, the Minnesota Public Utilities Commission in May ordered the Company that it strongly consider adding more wind to its renewable portfolio, before the expiration of federal production tax credits on December 31, 2012.

The Company is currently building two other wind developments in North Dakota, where wind resources are considered among the best in the country. The 82MW Bison 1 is halfway complete with the second phase expected to be online at the end of 2011. Bison 2, a 105MW wind development, will be constructed concurrently with Bison 3; both projects are scheduled to be in service in 2012. Bison 2 and 3 will begin construction upon receipt of necessary permits and approvals.  The Bison 3 project will use state of the art direct-drive 3.0MW Siemens turbines like those being used for the second phase of Bison 1 and all of Bison 2.

“The timing is optimal for expanding our wind initiative in North Dakota,” said Al Hodnik, ALLETE Chairman, President and CEO. “Building Bison 2 and 3 concurrently will result in construction cost savings, and allow us to leverage existing transmission. We’re delivering on our growth strategy while meeting a changing landscape that requires a cleaner, more sustainable energy supply.”

The energy from all three projects will be delivered to Minnesota Power customers via a direct current large transmission line (the D.C. line) which stretches 465 miles from the Square Butte Substation in Center, N.D. to the company’s Arrowhead Substation near Duluth. The addition of Bison 3 will move the company within five percent of achieving the state’s 25 by 2025 mandate in the year 2020.

“As we explained with its purchase in 2009, the DC transmission line is a critical element in our overall strategy to diversify our energy portfolio and cost effectively achieve the state’s renewable energy policy,” Hodnik said.

The project will have little to no immediate impact on base electric rates. Over time, the addition of wind energy is expected to lower costs to customers by offsetting power purchases in the wholesale market. Minnesota Power will seek current cost recovery eligibility for Bison 3, which, if approved, will occur under the Company’s Renewable Resources Rider.

ALLETE is an energy company and its principal operating division Minnesota Power provides retail electric service within a 26,000-square-mile area in northeastern Minnesota to 144,000 customers and wholesale electric service to 16 municipalities. More information can be found at www.mnpower.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.